Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Executive Vice President and Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, INC. ANNOUNCES THIRD QUARTER

RESULTS AND NON-CASH ASSET IMPAIRMENT CHARGE

MINNEAPOLIS (October 15, 2004) BUCA, Inc. (NASDAQ: BUCA) today announced that comparable restaurant sales for the 13 weeks ended September 26, 2004 declined 1.1% at Buca di Beppo and declined 4.8% at Vinny T’s of Boston, compared with the same period last year. The net loss for the 13 weeks ended September 26, 2004 was $14,574,000, or 72 cents per share, including the effects of a $10,194,000 non-cash, asset impairment charge. The net loss for the 13 weeks ended September 28, 2003 was $2,091,000, or 12 cents per share. Total sales for the 13 weeks ended September 26, 2004 increased 0.7% to $62,531,000 from $62,110,000 in the same period last year.

Peter Mihajlov, executive chairman, and interim CEO of the company, stated, “The asset impairment charge primarily related to eight restaurants located in eight different markets across the country. While we have taken an asset impairment charge at each of these locations, we have no present intentions to close any of these restaurants, as they contribute to their fixed costs. The asset impairment was taken in compliance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment of Long-Lived Assets.”

For the 39 weeks ended September 26, 2004, the Buca di Beppo comparable restaurant sales declined 2.8% and the Vinny T’s of Boston comparable restaurant sales declined 2.9%. For the first 39 weeks of fiscal 2004, total sales increased approximately 3% to $194,259,000 from $189,426,000 for the same period last year. The net loss for the 39 weeks ended September 26, 2004 was $19,984,000, or $1.03 per share, including the effects of asset impairment charges of $10,194,000, the early extinguishment of debt charge of $524,000, and lease termination costs of $1,175,000. The net loss for the 39 weeks ended September 28, 2003 was $566,000, or three cents per share.

“We are very pleased with our comparable restaurant sales results towards the end of the third quarter and so far, early in the fourth quarter, continued Mihajlov. For our Buca di Beppo restaurants, our comparable restaurant sales improved each period during the quarter and our comparable restaurant sales were positive in the month of September if you adjust for the restaurants that were closed in Florida due to the hurricanes. Our comparable restaurant sales were positive at both concepts for the first two and a half weeks of the fourth quarter, with our Buca di Beppo comparable restaurant sales up approximately 4% and our Vinny T’s of Boston comparable restaurant sales up approximately 2%.

“We have received a term sheet from an affiliate of one of our existing lenders to refinance our bank debt in total and we are negotiating to refinance our credit facility. We believe that we will close on this new facility during the fourth quarter, which would generate a non-cash charge for the loss on early extinguishment of debt of approximately $1.2 million.

“Mihajlov concluded, “We expect that our comparable restaurant sales will be positive at both our Buca di Beppo and Vinny T’s of Boston restaurants during the fourth quarter. We expect that we will generate a net loss of approximately three to five cents per share for the fourth quarter. However, if we exclude the expected early debt extinguishment charge of approximately $1.2 million, we expect that we will generate earnings of approximately one to three cents per share for the fourth quarter. Earnings per share before the loss on the early debt extinguishment charge is not calculated in accordance with generally accepted accounting principles. We believe that the presentation of such financial measure provides useful analysis of our ongoing operating results and helps investors compare our operating performance period over period.”

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 107 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected consummation of a new credit facility in the fourth quarter of fiscal 2004, the expected amount of the non-cash early debt extinguishment charge in the fourth quarter of fiscal 2004, the expected comparable restaurant sales in the fourth quarter of fiscal 2004, and the expected earnings (loss) per share in the fourth quarter of fiscal 2004. The company’s success in consummating a new credit facility in the fourth quarter of fiscal 2004 is dependent upon a number of factors, including the results of negotiations between the company and the new bank group and the terms of the new credit facility. Earnings (loss) per share and comparable restaurant sales in the fourth quarter of fiscal 2004 could be higher or lower than projected due to changes in revenues caused by general economic conditions, the actual amount of the early debt extinguishment charge, consumer confidence in the economy, changes in consumer preferences, competitive factors, and weather conditions. Earnings (loss) per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding. These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

###

Buca, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Restaurant sales (in thousands)	$62,531	$62,110	$194,259	$189,426
Restaurant costs:
Product	15,502	15,111	48,257	45,972
Labor	22,165	21,666	67,568	64,181
Direct and occupancy	19,542	18,240	58,311	50,691
Depreciation and amortization	4,240	4,319	12,403	12,198

Total restaurant costs	61,449	59,336	186,539	173,042

Income from restaurant operations	1,082	2,774	7,720	16,384
General and administrative expenses	4,514	4,742	13,428	13,702
Pre-opening costs	493	570	949	2,105
Loss on impairment of long-lived assets	10,194		10,194
Lease termination costs	4		1,175

Operating (loss) income	(14,123)	(2,538)	(18,026)	577
Interest income	21	30	70	89
Interest expense	(472)	(567)	(1,504)	(1,499)
Loss on early extinguishment of debt			(524)

Loss before income taxes	(14,574)	(3,075)	(19,984)	(833)
Benefit from income taxes		984		267

Net loss	$(14,574)	$(2,091)	$(19,984)	$(566)

Net loss per common share-basic	$(0.72)	$(0.12)	$(1.03)	$(0.03)

Weighted average shares outstanding	20,150,065	16,760,163	19,419,106	16,710,489

Net loss per common share-fully diluted	$(0.72)	$(0.12)	$(1.03)	$(0.03)

Weighted average shares assumed outstanding	20,150,065	16,760,163	19,419,106	16,710,489

	Percentage of Sales		Percentage of Sales
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Restaurant sales	$62,531	$62,110	$194,259	$189,426
Restaurant costs:
Product	24.8%	24.3%	24.8%	24.3%
Labor	35.4%	34.9%	34.8%	33.9%
Direct and occupancy	31.3%	29.4%	30.0%	26.8%
Depreciation and amortization	6.8%	7.0%	6.4%	6.4%

Total restaurant costs	98.3%	95.5%	96.0%	91.4%

Income from restaurant operations	1.7%	4.5%	4.0%	8.6%
General and administrative expenses	7.2%	7.6%	6.9%	7.2%
Pre-opening costs	0.8%	0.9%	0.5%	1.1%
Loss on impairment of long-lived assets	16.3%	0.0%	5.2%	0.0%
Lease termination costs	0.0%	0.0%	0.6%	0.0%

Operating (loss) income	(22.6)%	(4.1)%	(9.3)%	0.3%
Interest income	0.0%	0.0%	0.0%	0.0%
Interest expense	(0.8)%	(0.9)%	(0.8)%	(0.8)%
Loss on early extinguishment of debt	0.0%	0.0%	(0.3)%	0.0%

Loss before income taxes	(23.3)%	(5.0)%	(10.3)%	(0.4)%
Benefit from income taxes	0.0%	1.6%	0.0%	0.1%

Net loss	(23.3)%	(3.4)%	(10.3)%	(0.3)%